Exhibit 5.3

Conner & Winters, LLP
4000 One Williams Center | Tulsa, OK 74172-0148 p (918) 586-5711 | f (918) 586-8982 | cwlaw.com

May 13, 2014

Samson Investment Company

Samson Plaza

Two West Second Street

Tulsa, Oklahoma 74103-3103

Ladies and Gentlemen:

We have acted as Oklahoma counsel to Samson Investment Company, a Nevada corporation (the “Issuer”), and advised the Issuer in connection with the Registration Statement on Form S-4 filed on the date hereof (as amended, the “Registration Statement”) by the Issuer and the additional registrants named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer by the Issuer to exchange an aggregate principal amount of up to $2,250,000,000 of the Issuer’s 9.750% Senior Notes due 2020 (the “Exchange Notes”), which are being registered under the Securities Act, for an equal principal amount of the Issuer’s outstanding 9.750% Senior Notes due 2020 (the “Original Notes”).

The Original Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of February 8, 2012 (as supplemented, the “Indenture”), among the Issuer, the guarantors named therein (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee. Payment of the Exchange Notes will be unconditionally and irrevocably guaranteed (the “Guarantees”) by each of the Guarantors pursuant to the Indenture.

In connection with the opinion set forth below, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the articles or certificate of incorporation, as applicable, and the bylaws of each of the Guarantors listed on Schedule I hereto (the “Oklahoma Guarantors”); and (iv) certain resolutions adopted by the Board of Directors of each of the Oklahoma Guarantors. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on factual information obtained from public officials, officers of the Oklahoma Guarantors and other sources believed by us to be responsible. In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as electronic copies, telecopies, photocopies or conformed copies, and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us.

Dallas, TX | Houston, TX | NW Arkansas | Oklahoma City, OK | Santa Fe, NM | Tulsa, OK | Washington, DC

Samson Investment Company

May 13, 2014

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. Each of the Oklahoma Guarantors has been duly incorporated and is an existing corporation, in good standing under the laws of Oklahoma.

2. The Indenture has been duly authorized, executed and delivered by each of the Oklahoma Guarantors.

3. Each of the Oklahoma Guarantors has duly authorized its Guarantee.

This opinion is based on and limited to the laws of the State of Oklahoma and the relevant federal law of the United States of America. We express no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

We understand that Simpson Thacher & Bartlett LLP intends to rely upon this opinion for purposes of the opinion such firm expects to deliver in connection with the Registration Statement, and we hereby consent to such reliance as though this opinion were addressed to such firm.

Very truly yours,

/s/ Conner & Winters, LLP

SCHEDULE I

Oklahoma Guarantors

Name of Guarantor	State of Incorporation	Type of Entity
Samson Resources Company	Oklahoma	Corporation
Samson-International, Ltd.	Oklahoma	Corporation